UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 9, 2011

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

129 Concord Road, Billerica, Massachusetts	01821
(Address of principal executive offices)	(Zip Code)

(978) 436-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01, 1.02 and 8.01. Entry into a Material Definitive Agreement and Other Events

On June 9, 2011, Entegris, Inc. (the “Company”) entered into a Credit Agreement (the “Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Agent”), and Citibank, N.A. (collectively, the “Banks”).

The Agreement replaces the Company’s amended and restated Credit Agreement with Wells Fargo Bank, National Association, as agent, and certain other banks party thereto, dated March 2, 2009 (as amended, the “Prior Facility”) and provides for a $30 million revolving credit facility maturing June 9, 2014. The Prior Facility provided for a $60 million revolving credit facility maturing November 1, 2011. The borrowers under the credit facility are the Company and its subsidiary Poco Graphite, Inc. (together with the Company, the “Borrowers”), on a joint and several basis. The Company did not have outstanding borrowings under the Prior Facility at the time of termination and have no immediate plans to borrow under the Agreement. Letters of credit that were outstanding under the Prior Facility will remain outstanding under the Agreement.

Under the terms of the Agreement, the Company may elect that the loans comprising each borrowing bear interest at a rate per annum equal to either (a) the sum of 2.50%, plus the one month LIBOR rate then in effect, for base rate loans (“Base Rate Loans”); or (b) the sum of 2.50% plus, (i) the one-month LIBOR rate then in effect, (ii) the two-month LIBOR rate then in effect or (iii) the three-month LIBOR rate then in effect, for LIBOR loans (“LIBOR Loans”). The interest rate on Base Rate Loans will remain the same while such loan is outstanding, while the interest rate for LIBOR Loans will only be effective for the interest period which corresponds to the effective LIBOR rate. LIBOR Loans will convert to Base Rate Loans at the end of an applicable interest period unless the Company requests a new LIBOR Loan. Base Rate Loans may be converted to LIBOR Loans at the Company’s option with three days notice to the Agent.

Any borrowings under the Agreement are guaranteed by all the Company’s subsidiaries which are treated as domestic for tax purposes and is unsecured, except for a pledge of 65% of the voting stock owned by the borrowers or a domestic subsidiary of each subsidiary which is treated as foreign for tax purposes, with a double negative pledge on all of our assets. The Prior Facility included a pledge of all assets owned by the Borrowers, except that the collateral only included 65% of the voting stock of subsidiaries that are treated as foreign for tax purposes.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without penalty, other than customary breakage costs with respect to LIBOR borrowings. Mandatory prepayments of the revolving loan (but not commitment reductions) must be made with the proceeds of asset sales, insurance and condemnation recoveries and certain extraordinary receipts described above.

The financial covenants in the Agreement replace those in the Prior Facility. The Agreement requires that the Company maintain a cash flow leverage ratio of at least 3.0 to 1.0, measured by comparing quarterly total funded debt to EBITDA. At all times the Borrowers and their subsidiaries must maintain minimum cash, cash equivalents and certain other approved investments of at least $25,000,000, with $10,000,000 held by the Borrowers with the Agent or its affiliates in bank accounts in the United States. Cash, cash equivalents and investments held by foreign subsidiaries are valued at 65% of the applicable currency value for purposes of these calculations.

In addition, the Agreement includes negative covenants, subject to exceptions, restricting or limiting the Company’s ability and the ability of our subsidiaries to, among other things:

•	incur total third-party debt in excess of $75,000,000, including borrowings under the Agreement;

•	acquire a business or businesses for consideration in excess of $100,000,000 in the aggregate during any twelve month period;

•	declare dividends or redeem or repurchase capital stock in excess of $50,000,000 during any fiscal year;

•	sell assets;

•	make capital expenditures;

•	alter the business we conduct;

•	make loans and investments;

•	incur liens; and

•	enter into transactions with affiliates.

The Agreement also contains customary provisions relating to representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy, certain events under ERISA, material judgments, cross defaults and change in control. If an event of default occurs, the lenders under the Agreement would be entitled to take various actions, including ceasing to make further advances, accelerating the maturity of amounts outstanding under the Agreement and all other remedial actions customarily permitted to be taken by a creditor in their position.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: June 14, 2011	By	/s/ Peter W. Walcott
Peter W. Walcott,
Senior Vice President & General Counsel